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EXHIBIT 5.1

        January 31, 2003

PPT VISION, Inc.
12988 Valley View Road
Eden Prairie, MN 55344

  Re:
  Opinion of Counsel as to the Legality of 750,000 shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 600,000 additional shares of Common Stock, $.10 par value per share, of PPT VISION, Inc. (the "Company") offered to officers, directors, employees and consultants pursuant to an amendment to the Company's 2000 Stock Option Plan (the "Option Plan"), and the 150,000 additional shares of the Company's Common Stock, $.10 par value per share, to be offered to Company employees pursuant to an amendment to the Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan") (collectively the "Plans").

        As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that upon approval of the amendments to the Plans by the Company's Shareholders, the 750,000 shares of Common Stock to be offered to officers, directors, employees and consultants by the Company under the Plans will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

        The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.

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  EXHIBIT 5.1